Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Aberdeen Funds:

We consent to the use of our reports dated December 26, 2014, with respect to the financial statements of the Aberdeen Asia Bond Fund, Aberdeen Asia-Pacific (ex-Japan) Equity Fund, Aberdeen Asia-Pacific Smaller Companies Fund, Aberdeen China Opportunities Fund, Aberdeen Emerging Markets Fund, Aberdeen Emerging Markets Debt Fund, Aberdeen Emerging Markets Debt Local Currency Fund, Aberdeen Equity Long-Short Fund, Aberdeen European Equity Fund, Aberdeen Global Equity Fund, Aberdeen Global Fixed Income Fund, Aberdeen Global Small Cap Fund, Aberdeen International Equity Fund, Aberdeen Latin American Equity Fund, Aberdeen Global Natural Resources Fund, Aberdeen Diversified Income Fund, Aberdeen Dynamic Allocation Fund, Aberdeen Diversified Alternatives Fund, Aberdeen Small Cap Fund, Aberdeen Tax-Free Income Fund, Aberdeen Ultra-Short Duration Bond Fund, Aberdeen High Yield Fund, and Aberdeen U.S. Equity Fund, twenty-three funds comprising the Aberdeen Funds, as of October 31, 2014, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectus and in the introduction to, and under the headings, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 26, 2015